Exhibit 10.14

Dated: 9 July 2021

(1)	XPO SUPPLY CHAIN UK LIMITED

(2)	Karlis Kirsis

Service Agreement

CONTENTS

Clause		Page

1	DEFINITIONS AND INTERPRETATION	3
2	APPOINTMENT DURATION AND NOTICE	7
3	DUTIES	8
4	PLACE OF WORK	10
5	HOURS OF WORK	10
6	REMUNERATION	10
7	INCENTIVE SCHEMES	11
8	EXPENSES	11
9	CAR	11
10	COMPANY BENEFITS	12
11	MOBILE TELEPHONE	12
12	PENSION	13
13	HOLIDAY	13
14	INCAPACITY AND SICK PAY	14
15	CONFLICT OF INTEREST	14
16	RESTRICTIVE COVENANTS	15
17	CONFIDENTIALITY	17
18	INTELLECTUAL PROPERTY RIGHTS	18
19	RETURN OF COMPANY PROPERTY	19
20	TERMINATION AND GARDEN LEAVE	20
21	PAYMENT IN LIEU OF NOTICE	22
22	DUTY TO NOTIFY OF NEW EMPLOYMENT	22
23	RESIGNATION AS DIRECTOR	23
24	RIGHTS FOLLOWING TERMINATION	23
25	DISCIPLINARY AND GRIEVANCE PROCEDURES	23
26	ENTIRE AGREEMENT	23
27	THIRD PARTY RIGHTS	24
28	DATA PROTECTION	24
29	NOTICES	25
30	MISCELLANEOUS	25
Schedules
1	Individual Terms	26

THIS AGREEMENT is made on 9 July, 2021
BETWEEN
(1)XPO SUPPLY CHAIN UK LIMITED whose registered office is at XPO House, Lodge Way, New Dunston, Northampton, NN5 7SL (the “Company”); and
(2)Karlis Kirsis (the “Executive”).
OPERATIVE PROVISIONS
1.DEFINITIONS AND INTERPRETATION
1.1In this Agreement the following expressions have the following meanings:

“Automatic Enrolment Laws”	the provisions of Part I of the Pensions Act 2008 and the Occupational and Personal Pension Schemes (Automatic Enrolment) Regulations 2010;

“Board”	the Board of directors of the Company from time to time (including any committee of the Board duly appointed by it);

"CIPA"	means the Confidential Information Protection Agreement between the Executive and XPO dated 18 July, 2016;

“Commencement Date”	means the effective date of the Spin-Off;

“Confidential Information”
trade secrets or other technical or commercially sensitive information of the Company or any Group Company and its/their officers, shareholders, customers, clients or suppliers in whatever form (whether in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located and whether or not marked “confidential”), including (without limitation) such information falling within the following categories:
Know-How; information relating to the business, products, affairs and finances of the Company or any Group Company; suppliers and their production and delivery capabilities; identity and contact details of clients, future and prospective clients, customers, future and prospective customers and details of their particular requirements; Connections; costings, profit margins, discounts, rebates and other financial information; marketing strategies and tactics; current activities and current and future plans relating to all or any of development, production or sales including the timing of all or any such matters; information about employees including their particular areas of expertise and terms of employment; remuneration and benefit strategies for employees; research and development; manufacture or production, controls including quality controls; strategies and tactics; the development of new products and services and/or new lines of business, development and maintenance; policies and procedures; and career path and appraisal details of employees;

providing that the foregoing shall not apply to information widely known outside of the Group or which has been publicly available or disseminated by the Group, save (in either case) through the default of the Executive;

“Connections”
work-related contacts and contact details obtained during the Executive’s employment with the Company or resulting from the performance of the Duties which are retained in electronic profile pages within social networking sites such as Facebook, LinkedIn, Twitter and similar and whether described as friend, follower, connection or otherwise;

“Critical Person”
any employee, agent, director, consultant or independent contractor employed, appointed or engaged by the Company or any Group Company in a senior, executive, professional, technical, marketing, distribution, sales or managerial capacity and:
(a)    with whom the Executive had material contact in the course of that person’s employment, appointment or engagement during the Relevant Period; or
(b)    for whose activities on behalf of the Company the Executive had direct or indirect responsibility during the Relevant Period;

“Duties”	such duties, functions and exercises of power as delegated or assigned to the Executive by the Board from time to time in accordance with clause 3 of this Agreement;

“Employment IPRs”	Intellectual Property Rights created by the Executive in the course of their employment with the Company or any Group Company (whether or not during working hours or using the Company’s or any Group Company’s premises or resources);

“ERA”	the Employment Rights Act 1996;

“Group”	the Company and every Group Company wherever registered or incorporated;

“Group Company”	the Company and its Parent Undertakings, its Subsidiary Undertakings and the Subsidiary Undertakings of any of its Parent Undertakings from time to time (“Parent Undertaking” and “Subsidiary Undertaking” having the meanings set out in section 1162 Companies Act 2006);

"GXO"	means GXO Logistics, Inc.;

“Intellectual Property Rights”	patents, rights to Inventions, utility models, copyright and related rights, trademarks, trade names and domain names, rights in get up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including Know-How and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

“Inventions”	any invention, idea, discovery, development, improvement or innovation whether or not patentable or capable of registration and whether or not recorded in any medium;

“Know-How”	formulae, methods, plans, Inventions, discoveries, improvements, processes, performance methodologies, techniques, specifications, technical information, tests, results, reports, component lists, manuals and instructions;

“PAYE deductions”	deductions made to comply with or meet any liability of the Company to account for tax pursuant to regulations made under Chapter 2 of Part 11 Income Tax (Earnings and Pensions) Act 2003 and with any obligations to deduct national insurance contributions;

“Products or Services”	products or services which (i) are the same as, of the same kind as, or of a materially similar kind to, or competitive with, any products or services supplied or provided by the Company or Relevant Group Company within the Relevant Period and (ii) with the design, development, sale or supply, promotion or provision of which the Executive was directly or otherwise materially concerned or connected during the Relevant Period;

“Recognised Investment Exchange”	has the meaning given to it in section 285 of the Financial Services and Markets Act 2000;

“Relevant Customer”
any person, firm, company or organisation who or which at any time during the Relevant Period is or was:
(a)    negotiating with the Company or any other Group Company for the sale or supply of products or services; or
(b)    a client or customer of, or in the habit of dealing with, the Company or any other Group Company for the sale or supply of products or services, and in each case:

(i)    with whom or which the Executive had material contact or dealings or about whom or which the Executive was in possession of Confidential Information during the Relevant Period in the course of their employment; and/or
(ii)    with whom any employees of the Company or any other Group Company reporting to the Executive had material contact or dealings during the Relevant Period in the course of their employment;

“Relevant Group Company”	any Group Company (other than the Company) for which the Executive has performed services under this Agreement or for or in respect of which they have had operational or management responsibility at any time during the Relevant Period;

“Relevant Period”	the period of 12 months immediately before the Termination Date or (where such provision is applied) the commencement of any period of exclusion pursuant to Clause 20.2;

“Relevant Supplier”
any business which at any time during the Relevant Period has supplied products or services to the Company or any Relevant Group Company and:
(a)    with which the Company or any Group Company has exclusive, special or favourable terms which the Company or Group Company could not easily obtain from a replacement supplier;
(b)    with which the Executive had material contact or dealings or about which the Executive was in possession of Confidential Information in the Relevant Period during the course of their employment;

“Restricted Territory”
any area or territory:
(a)    in which the Executive worked during the Relevant Period; and/or
(b)    in relation to which the Executive was responsible for, or involved in, the supply of Products or Services in the Relevant Period;

“Schedule”	means the Schedule attached as an Annex to this Service Agreement;

"Spin-Off"
means the spin-off of 100% of the logistics segment of XPO Logistics, Inc. as a separate publicly traded company in a transaction or series of transactions, the result of which will be that the Company no longer will form part of the group of companies that, with XPO Holdings, Inc, form the XPO Group;

“Termination Date”	the date on which the Executive’s employment under this Agreement terminates and references to “from the Termination Date” mean from and including the date of termination;

“WTR”	Working Time Regulations 1998.
1.2References to “clauses” are to clauses of this Agreement unless otherwise specified.
1.3Unless otherwise required words denoting the singular include the plural and vice versa.
1.4References to statutory provisions include all modifications and re-enactments of them and all subordinate legislation made under them.
1.Clause headings are included for convenience only and do not affect its construction.
2.APPOINTMENT DURATION AND NOTICE
2.1The Executive is appointed as Chief Legal Officer reporting directly to CEO, Malcolm Wilson and may, at the request of the Company, be appointed a director within the meaning of section 250 Companies Act 2006 of the Company or any Group Company. The Company has the right in its absolute discretion to change the person or persons to whom the Executive reports or on a restructuring of the Company (or part of the Company to which the Executive is assigned) to introduce additional layers of management senior to the Executive.
2.2The Executive acknowledges and agrees that:
2.2.1it is a condition precedent to this Agreement that the Spin-Off takes place;
2.2.2Executive’s employment under the terms of this Agreement will commence with immediate effect upon the effective date of the Spin-Off;
2.2.3should the Spin-Off occur the Company may, at its absolute discretion, require the Executive to work from an alternative location appropriate to GXO; and
2.2.4in the event that the Executive is required to enter into a new contract of employment (whether with the Company or any other entity) as a result of the Spin-Off, they will do so forthwith and without further compensation.
2.3In the event that the Executive fails to comply with the provisions of Clauses 2.2.3 and 2.2.4, their employment under this Agreement shall terminate immediately without the need for further notice or entitlement to further payment of any kind save for accrued salary and annual leave.
2.4The parties acknowledge and agree that the terms and conditions set out in this Agreement are conditional and contingent on the Spin-Off taking place and that, in the event that the Spin-Off does not take place, then the terms of this Agreement shall cease to have effect in its entirety and the Executive shall have no entitlement to rely on or otherwise receive any remuneration or benefit under the same.

2.5The Executive’s continuous employment with the Company for the purposes of the ERA commenced on 06 September 2016. No employment with a previous employer counts for the purposes of the ERA as part of the Executive’s period of continuous employment.
2.6The Executive’s employment under this Agreement will commence on the Commencement Date and will continue unless and until terminated:
2.6.1in the circumstances described in Clauses 2.3, 21 or 20; or
2.6.2by either party giving to the other written notice of the period specified in The Schedule.
2.7The Company reserves the right to transfer the Executive’s employment under this Agreement to another Group Company at any time at its discretion.
2.8There is no probationary period applicable to this appointment.
3.DUTIES
3.1Subject to the terms of this Agreement, the Executive must:
3.1.1devote the whole of his working time, attention and skill to the affairs of the Company and any Group Company and use his best endeavours to promote their interests;
3.1.2faithfully and diligently exercise such powers and perform such duties as may from time to time be assigned to him by the Board;
3.1.3obey all lawful and reasonable directions of the Board;
3.1.4comply with all of the Company's rules, regulations, policies and procedures from time to time in force including, but not limited to, the Company's data protection policy, email and internet policy, equal opportunities policy and anti-bribery policy;
3.1.5promptly give to the Board (in writing if requested) all information, explanations and assistance that the Board may require in connection with the business or affairs of the Company and any Group Company or his employment;
3.1.63.1.6    act as a director of the Company and carry out duties on behalf of any other Group Company including, if required by the Board, acting as an officer of any such Group Company;
3.1.7comply with his statutory duties as a director under the Companies Act 2006 and any other fiduciary or common law duties owed to the Company and any Group Company of which he is a director;
3.1.8comply with the articles of association of the Company and any Group Company of which he is a director;
3.1.9comply with all requirements, recommendations or regulations, as amended from time to time, of any regulatory authority relevant to the Company or any Group Company, and any code of practice, policies or procedures issued by the Company or any Group Company relating to dealing in the securities of the Company and any Group Company;
3.1.10comply with the requirements under both legislation and regulation on the disclosure of inside information;

3.1.11not engage in the facilitation of tax evasion and report immediately to the Board if he has any concerns or suspicions of tax evasion or associated fraud;
3.1.12not without the prior written consent of the Board:
3.1.12.1incur any capital expenditure in excess of such sums as may be authorised from time to time; or
3.1.12.2enter into or terminate on behalf of the Company or any Group Company any commitment, contract or arrangement otherwise than in the normal course of business or outside the scope of his normal duties or of an unusual, onerous or long-term nature; and
3.1.13report immediately to the Board his own wrongdoing and any actual or suspected wrongdoing on the part of other staff of the Company or any Group Company of which he becomes aware, including in particular (without limitation) conduct which, were it by the Executive, would fall within Clauses 3.1.1 to 3.1.12 above.
3.2The Executive acknowledges and agrees that he is at all times during his employment (including during any period of suspension or while on garden leave in accordance with Clause 20.2) subject to duties of goodwill, trust, confidence, exclusive service, faith and fidelity to the Company. These duties include, without limitation, the obligation throughout the duration of this Agreement:
3.2.1not to compete with the Company or any Group Company;
3.2.2not to make preparations (during such hours as the Executive should be providing services under this Agreement) to compete with the Company or any Group Company after this Agreement has terminated;
3.2.3not to solicit in competition with the Company or any Group Company any customer or customers of the Company or any Group Company;
3.2.4not to entertain invitations to provide services either in a personal capacity or on behalf of any third party from actual or prospective customers of the Company or any Group Company where such invitations relate to services which could be provided by the Company or any Group Company;
3.2.5not to offer employment elsewhere to employees of the Company or any Group Company;
3.2.6not to copy or memorise Confidential Information (as defined in Clause 1.1) or trade secrets of the Company or any Group Company with a view to using or disclosing such information for a purpose other than for the benefit of the Company or any Group Company; and
3.2.7not to encourage, procure or assist any third party to do anything which, if done by the Executive, would be a breach of Clauses 3.2.1 to 3.2.6 above.
3.3The Executive will, if and so long as required by the Company, carry out duties for and/or act as a director, officer or employee of the Company or any Group Company and shall comply with the Articles of Association of the Company and/or Group Company (as amended from time to time). The duties attendant on any such appointment will be carried out as if they were duties to be performed by the Executive on behalf of the Company under this Agreement.
3.4The Executive will at all times promptly give to the Board (in writing if requested) all information, explanations and assistance that the Board may require in connection with the business or affairs of the Company and, where appropriate the Group, and the

Executive’s employment under this Agreement. The Executive furthermore undertakes to disclose immediately to the Board anything of which they become aware or in which they become involved which affects adversely or may affect adversely the business, interests or reputation of the Company or any Group Company including but not limited to acts of misconduct, dishonesty, breaches of contract, fiduciary duty or company rules whether by the Executive personally or by a director or employee of the Company or any Group Company, irrespective of whether doing so may be self-incriminating on the part of the Executive.
3.5Without prejudice to Clause 2.1 or 20.2 the Board may at any time require the Executive to cease performing and exercising all or the Duties and/or the Board may appoint any person or persons to act jointly with the Executive to discharge the Duties.
3.6The Executive will be required to undertake certain compulsory training in respect of their role and general employment from time-to-time. This will be at the Company’s expense and will normally be carried out during working hours. Details of this and any additional non-compulsory training to which they may have access subject to Company approval are available from the Human Resources department.
4.PLACE OF WORK
The Executive will perform the Duties principally at the head office of the Company and at such other place or places as the Company reasonably requires. The Executive may be required to travel both inside and outside the United Kingdom to fulfil the Duties but shall not be required to reside anywhere outside the United Kingdom for a total period of more than one month at any one time, other than by mutual consent.
5.HOURS OF WORK
5.1The Executive will work the Company’s normal office hours and such other hours without additional remuneration in order to meet the requirements of the business and for the proper performance of the Duties.
5.2In view of the Executive’s seniority and managerial duties and responsibilities, the Executive is regarded as a “managing executive” for the purposes of the WTR and accordingly the maximum weekly working hours provided for under the WTR do not apply.
6.REMUNERATION
6.1The Company will pay the Executive a basic salary at the rate specified in The Schedule (inclusive of any fees to which they may become entitled as a director of the Company or any Group Company) with effect from the Commencement Date which basic salary will accrue from day to day and be payable in arrears by equal monthly instalments on or around the 25th day of each month.
6.2The fact that the Executive’s basic salary may be increased in any year or years during their employment does not confer any right on the Executive to receive any increase in any subsequent year and no increase will be payable if the Executive is under notice of termination or in receipt of benefits under the Company’s permanent health insurance scheme.
6.3The Executive hereby authorises the Company to deduct from their remuneration (which for this purpose includes basic salary, pay in lieu of notice, commission, bonus, holiday pay and sick pay) all sums owed by the Executive to the Company or any Group Company, including but without limitation the balance outstanding of any loans (and interest where appropriate) advanced by the Company to the Executive and any deduction pursuant to Clauses 11 and 13.6.
6.4In the event that any term of this Agreement provides for the payment of remuneration or payment for loss of office contravenes sections 226B and 226C of the Companies Act 2006 then the Company will be entitled to vary the relevant term.

7.INCENTIVE SCHEMES
7.1During this Agreement, the Executive may be allowed to participate in such bonus, incentive, reward, RSU, stock, or long-term incentive scheme or similar schemes (together, the "Schemes") as the Company or Group operates for executives of comparable status and on such terms (including any performance targets or criteria) as the Company or Group may determine from time to time in their sole discretion.
7.2Without prejudice to Clause 7.1 participation in any scheme shall be subject to the following:
7.2.1the rules, terms, guidelines or associated conditions of such Scheme(s) from time to time in force;
7.2.2payments under, or participation in, any such Scheme(s) for any year will not confer on the Executive any right to participate in or to be paid under such Scheme(s) in the following year or any subsequent years;
7.2.3any payments are conditional on such conditions as the Company or Group may determine from time to time in their sole discretion;
7.2.4no payment will be made under any Scheme if, on the payment date the Executive has given, or has been given, notice of termination of employment, is under investigation by the Company, Group or relevant regulatory authority, suspended from employment or is no longer employed by the Company;
7.2.5any Scheme is entirely discretionary in nature and is not incorporated by reference into this Agreement;
7.2.6payments or entitlements under any Scheme are non-pensionable and are subject to PAYE deductions;
7.3For the avoidance of doubt participation in any Scheme or Schemes shall not imply or be intended to imply any right, promise or indication of continued employment.
8.EXPENSES
The Executive will be reimbursed for all reasonable out of pocket expenses wholly, exclusively and necessarily incurred personally in the performance of the Duties on hotel, travelling, and other similar items provided that the Executive complies with the Company’s current policy relating to expenses and produces to the Company satisfactory evidence of expenditure.
9.CAR ALLOWANCE
9.1Subject to Clause 9.3, the Company will, during the term of this Agreement, pay to the Executive with their salary a gross monthly car allowance on the terms and at the rate specified in The Schedule (or such higher rate as may from time to time be notified to them). The car allowance is non pensionable and will be subject to statutory deductions. The allowance is being paid on the basis that the Executive provides their own car for business and personal use during the continuance of their employment and pays all costs related to it (including fuel, licence, insurance, repairs and maintenance), ensures that at all times the car is in the condition required by law and insured for business purposes, indemnifies the Company against all losses suffered in connection with the car which are not covered by insurance and the car used by the Executive is of a type and in a condition suitable for business purposes and commensurate with the status of the Executive.
9.2In addition to Clause 9.1, the Company will, during the term of this Agreement reimburse the Executive for any reasonable fuel expenses wholly and necessarily incurred by them in the performance of their duties at the prevailing Company mileage rate for privately owned vehicles, subject to the completion and authorisation of a claim form.

9.3The Company expressly reserves the right to at any time withdraw, reduce or vary the provision of a car allowance to the Executive, without compensation.
10.COMPANY BENEFITS
10.1Subject to underwriting at a reasonable cost to the Company and to the Executive satisfying the normal underwriting requirements of the relevant insurance provider during this Agreement and provided they are below state pension age, the Executive will be entitled to participate at the Company’s expense in:
10.1.1such life assurance scheme as the Company may operate at the level specified in The Schedule;
10.1.2such private medical expenses insurance scheme as the Company may operate for the benefit of those persons specified in The Schedule; and
10.1.3such permanent health insurance scheme as the Company may operate subject to Clause 14.3.
10.2If the relevant insurance provider of any permanent health insurance, life assurance, private medical insurance or other insurance referred to in Clause 10.1 refuses for any reason to provide the applicable insurance benefit to the Executive (or the Executive’s family, as applicable), the Company shall not be liable to provide to the Executive any replacement benefit of the same or similar kind or to pay compensation in lieu of such benefit.
10.3The Executive’s participation in any scheme referred to in Clause 10.1 will be subject to the rules of the relevant scheme from time to time in force and the Executive will be responsible for any tax falling due.
10.4The Company expressly reserves the right to at any time withdraw, reduce or vary the Executive’s entitlement under or participation in any schemes or benefits and specifically those referred to in this Clause 10 without compensation and Clause 10 is to be read as subject to this provision.
10.5Nothing in this Agreement will prevent the Company terminating the Executive's employment for whatever reason (including but not limited to his incapacity) even if such termination results in the Executive losing any existing or prospective benefits as detailed in Clause 14.
10.6If and for so long as the Executive is in receipt of benefits under any permanent health insurance scheme then his entitlement to any and all payments and benefits other than those provided under that scheme shall cease from the point where such insurance benefits commence.
10.7If the Executive is receiving benefits under any permanent health insurance scheme, the Company shall be entitled to appoint a successor to the Executive to perform all or any of the duties required of the Executive under the terms of this Agreement and the Executive's duties shall be amended accordingly.
10.8Details of any additional benefits applicable to this appointment will be provided to you by the Human Resources Department.
10.The Executive acknowledges and agrees that following the Spin-Off, they will only be entitled to the benefits offered by GXO to staff at their level and that as a result their entitlements to any benefits under this Clause 10 may change.
11.MOBILE TELEPHONE
11.1The Executive will be provided with a mobile telephone in order to assist with the proper performance of his duties. The mobile telephone remains the property of the Company and it must be returned to the Company on termination of the Executive's employment.

11.2The Executive is entitled to make and receive personal telephone calls, but if the Company considers there has been improper use of the mobile telephone, the Executive may be required to meet the cost of any calls that are not business-related.
12.PENSION
12.1Subject to Clauses 12.2 and 12.3, during this Agreement the Executive is entitled to participate in such pension scheme as is notified to the Executive by the Company from time to time.
12.2Membership of any pension scheme is subject to the trust deed and rules or the policy applying to the relevant scheme from time to time (including without limitation any powers of alteration and discontinuance) and the trust deed and rules or policy will take precedence in the event of alleged discrepancy with the terms of this Agreement. If the Executive’s rights or benefits under the relevant pension scheme are altered or discontinued, the Company will not be obliged to provide any additional or replacement scheme or pension benefits (except to the extent required by law) or to pay damages or compensation to the Executive.
12.3The Company will comply with its employer duties under the Automatic Enrolment Laws in respect of the Executive and will automatically enrol or re-enrol the Executive into a pension scheme as and when required by law. The Executive is required to notify the Company in writing if they have registered for, or are otherwise eligible for, any form of tax protection which may be lost or prejudiced as a result of them being automatically enrolled or re-enrolled into a pension scheme. The Company will have no liability to the Executive in respect of any adverse tax consequences of their automatic enrolment or re-enrolment where the Executive fails to provide such notification, or where the notification is provided less than one week prior to the Executive’s automatic enrolment or re-enrolment date.
13.HOLIDAY AND OTHER LEAVE
13.1Subject to Clauses 13.2 to 13.5 the Executive will be entitled to the number of working days’ holiday specified in The Schedule (in addition to normal public holidays) in each holiday year to be taken at such time or times as may be approved in advance by the Board.
13.2Should the Executive be absent from work for any period of one month or more due to illness or incapacity, holiday entitlement in excess of the statutory minimum will not accrue.
13.3Subject to Clauses 13.4 and 13.5, in each holiday year the Executive will be expected to take at least the holiday to which they are entitled under the WTR. The Executive is not entitled to carry forward any holiday save in the circumstances set out in Clause 13.4.
13.4At the discretion of the Board, and subject to any lawful conditions the Board may impose, the Executive may carry forward up to four weeks’ holiday entitlement to the following holiday year in the event they are unable, due to illness or incapacity, to take at least four weeks’ holiday entitlement in the year in which it accrues. However, any unused holiday entitlement carried forward in this way will lapse if it remains untaken 15 months after the end of the holiday year in which it is accrued. For the avoidance of doubt, any paid holiday actually taken in any leave year will be deemed to have been the Executive’s four week statutory holiday entitlement.
13.5The Executive’s entitlement to paid holiday in the holiday year in which their employment terminates or commences will be pro rata for each completed calendar month of service in that year. The Board may require the Executive to take any accrued but untaken holiday entitlement during their notice period. Holiday entitlement in excess of the statutory minimum shall not accrue during any period of garden leave arising on the Company exercising its rights under Clause 20.2.
13.6Subject to Clause 13.7, where the Executive has taken more or less than their holiday entitlement in the year their employment terminates, a proportionate adjustment will be made by way of addition to or deduction from (as appropriate) their final gross pay calculated on a pro rata basis.
13.7If the Company terminates the Executive’s employment immediately by summary notice in writing pursuant to Clause 20.1 of this Agreement or if the Executive has terminated their employment in breach of this Agreement any payment due to the Executive under Clause 13.6 as a result of untaken holiday will be limited to the Executive’s statutory holiday entitlement only. Re-imbursement of excess holiday taken by the Executive shall be recoverable from the Executive in full at the rate at which it was paid to them.
13.8Details of any additional paid leave provided by the Company (other than to sickness leave under Clause 14) and the terms under which this operates is available from Human Resources Department.
14.INCAPACITY AND SICK PAY
14.1If the Executive is absent from their duties as a result of illness or injury they will notify the Company as soon as possible and complete any self-certification forms which are required by the Company. If the incapacity continues for a period of seven days or more they will produce to the Company a medical certificate to cover the duration of such absence.
14.2Subject to the rest of this Clause 14 and subject to the receipt of the appropriate certificates in accordance with Clause 14.1, if the Executive is absent from their duties as a result of illness or injury they will be entitled to be paid at the rate and for the period specified in The Schedule in any period of 12 months (whether the absence is intermittent or continuous) subject to deduction of any statutory sick pay received by the Executive. Once the Executive has exhausted their entitlement to sick pay in any 12 month period, they will not be entitled to any further payment of sick pay after this period until they have returned to work and had no further absences for a period of 12 months. Any payment made in excess of statutory entitlement is paid entirely at the discretion of the Company. The Executive will not be entitled to any payment other than statutory sick pay during any current disciplinary investigation or proceedings.
14.3Without prejudice to the Company’s right to terminate this Agreement pursuant to Clause 20.1 the Company reserves the right to terminate this Agreement notwithstanding any right the Executive might have to participate in any permanent health insurance scheme referred to in Clause 10.1.3 or to receive sick pay or other benefits.
14.4Whether or not the Executive is absent by reason of sickness, injury or other incapacity the Executive will, at the request of the Board, agree to have a medical examination performed by a doctor appointed and paid for by the Company. The Executive will be expected to authorise the Board to have unconditional access to any report or reports (including copies) produced as a result of any such examination as the Board may from time to time require to enable it to assess the Executive’s ability to work and any reasonable adjustments it may be obliged or willing to consider. Entitlement to sick pay in excess of statutory sick pay pursuant to Clause 14.2 may be affected adversely if the Executive fails to comply with the terms of this clause.
15.CONFLICT OF INTEREST
15.1The Executive will disclose promptly to the Board in writing all their interests in any business other than that of the Company and the Group and any interests of their spouse, partner or children to the extent these might in the reasonable view of the Company compete or interfere with the performance of the Duties and will notify the Board immediately of any change in their external interests.
15.2Except with the written consent of the Board the Executive will not during their employment under this Agreement be directly or indirectly engaged, concerned whether as principal, servant or agent (on their own behalf or on behalf of or in association with any other person) in any other trade, business or occupation other than the business of the Company or any Group Company. This clause will not prevent the Executive from being interested, for investment purposes only, as a member, debenture holder or beneficial owner of any stock, shares or debentures which are listed or dealt in on a Recognised Investment Exchange and which do not represent more than 4% of the total share or loan capital from time to time in issue in such company.
15.3During their employment with the Company, the Executive will not obtain or seek to obtain, or permit any other person to obtain or seek to obtain, any financial or other competitive advantage (direct or indirect) from the disclosure, downloading, uploading, copying, transmittal, removal or destruction of information acquired by them in the course of their employment, whether or not that information is Confidential Information.
15.4During the term of this Agreement the Executive shall not make (other than for the benefit of the Company or any Group Company) any statement or record in whatsoever medium relating to any matter within the scope of the business of the Company or any Group Company or use such record or allow it/them to be used other than for the benefit of the Company or any Group Company.
16.RESTRICTIVE COVENANTS
16.1It is hereby agreed, acknowledged and understood that:-
16.1.1these covenants are agreed with the Company acting on its own behalf and for and on behalf of any and all other Relevant Group Companies;
16.1.2the Company shall be at liberty to enforce these covenants on its own behalf and/or for and on behalf of any other Relevant Group Company (whether in respect of actual or anticipated damage to itself or to any other Relevant Group Company);
16.1.3notwithstanding the termination of this Agreement (howsoever arising), these covenants will remain in full force and effect;
16.1.4damages are unlikely to be an adequate remedy for a breach of these restrictive covenants and (without prejudice to the Company’s right to seek damages) injunctive relief will be an appropriate and necessary remedy in the event of an actual or anticipated breach of these restrictions;
16.1.5the Company shall be at liberty to seek and recover damages occasioned as a result of a breach of these restrictive covenants, whether in respect of losses that are suffered by itself and/or by any other Relevant Group Company (and in the event that the Company recovers damages for losses suffered by any other Relevant Group Company, it shall account to that Group Company for any such damages);
16.1.6at the request of the Company the Executive will enter into a direct agreement or undertaking with any other Group Company whereby the Executive will accept restrictions and provisions corresponding to the restrictions and provisions in this Clause 16 and in Clause 17 (or such of them as may be appropriate in the circumstances).
16.2The Executive will not without the prior written consent of the Company or, where appropriate, Relevant Group Company, directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as a principal, director, employee, agent, consultant, partner or otherwise:
16.2.1for a period of 12 months from the Termination Date so as to compete (or to compete in the future) with the Company or any Relevant Group Company:
16.2.1.1induce, solicit or entice away (or endeavour to induce solicit or entice away) from the Company or any Relevant Group Company, the business or custom of any Relevant Customer for the supply or provision of the Products or Services;

16.2.1.2supply or provide any Products or Services to any Relevant Customer (or endeavour to do so);
16.2.1.3do or attempt to do anything which causes or may cause a Relevant Customer to cease or reduce materially its orders or contracts or intended orders or contracts with the Company or Relevant Group Company or alter its terms of business with and to the detriment of the Company and/or Relevant Group Company;
16.2.1.4do or attempt to do anything which causes or may cause any Relevant Supplier or potential Relevant Supplier to cease, alter or reduce materially its supplies to the Company or any Group Company or alter its terms of business with and to the detriment of the Company and/or Group Company;
16.2.1.5in connection with any business in, or proposing to be in, competition with the Company, or any other Group Company employ, engage or appoint or in any way cause to be employed, engaged or appointed a Critical Person, whether or not such person would commit any breach of their contract of employment or engagement by leaving the service of the Company or any other Group Company;
16.2.2within the Restricted Territory for a period of 12 months from the Termination Date be employed, engaged, concerned or provide technical, commercial or professional advice to any other business (whether conducted on its own or as part of a wider entity) which supplies or provides (or intends to supply or provide or is otherwise taking steps preparatory to supplying or providing) the Products or Services in direct or indirect competition with those parts of the business of the Company or any Relevant Group Company in respect of which the Executive was materially engaged or involved, or for which they were responsible, or in respect of which they were in possession of Confidential Information during the Relevant Period.
16.2.3use or seek to register, in connection with any business, any name, internet domain name (URL), social media account or other device which includes the name or device of the Company or any Group Company, any identical or similar sign or any sign or name previously used by the Company or any Group Company or at any time after the Termination Date represent themself as connected with the Company or any Group Company in any capacity.
16.3None of the restrictions set out in Clause 16.2 shall apply to prevent the Executive from being interested, for investment purposes only, in any business, whether as a member, debenture holder or beneficial owner of any stock, shares or debentures listed or dealt in on a Recognised Investment Exchange and which do not represent more than 4% of the total share or loan capital from time to time in issue in such company.
16.4Whilst the restrictions in this Clause 16 (on which the Executive hereby acknowledges they have had an opportunity to take independent legal advice) are regarded by the parties as fair and reasonable, each of the restrictions in this Clause 16 is intended to be separate and severable. If any restriction is held to be void but would be valid if part of the wording (including in particular, but without limitation, the definitions contained in Clause 1) were deleted, such restriction will apply with so much of the wording deleted as may be necessary to make it valid or effective.
16.5The parties agree that the periods referred to in Clauses 16.2.1 to 16.2.2 above will be reduced by one day for every day during which at the Company’s direction and pursuant to Clause 20.2 below the Executive has been excluded from the Company’s premises and/or has been required not to carry out any duties or to carry out duties other than their normal duties.
16.6The Company has entered into this Agreement as agent for and trustee of each Relevant Group Company and each Group Company respectively.

17.CONFIDENTIALITY
The Executive acknowledges that in the course of their employment they will be exposed and have access to Confidential Information. The Executive has therefore agreed to accept the restrictions set out in this Clause 17.
17.1The Executive will not either during their employment (including without limitation any period of absence or of exclusion pursuant to Clause 20.2) or after its termination (without limit in time) disclose, make use of, or encourage or permit the use of any Confidential Information for any purposes other than those of the Company and for the benefit of the Company or any Group Company.
17.2All documents, manuals, hardware and software provided by the Company or any Group Company for the Executive’s use and any data or documents (including copies) produced, maintained or stored on the Company’s computer systems or other electronic equipment (including mobile telephones or devices) remain the property of the Company or Group Company, as applicable.
17.3The Executive shall be responsible for protecting the confidentiality of the Confidential Information and shall:
17.3.1use his best endeavours to prevent the use, disclosure or communication of any Confidential Information by any person, company or organisation; and
17.3.2inform the Board immediately on becoming aware, or suspecting, that any such person, firm or company or organisation knows or has used any Confidential Information.
17.4The restrictions contained in this clause do not apply to any disclosure by the Executive:
17.4.1which amounts to a protected disclosure within the meaning of section 43A of the ERA and/or policy on disclosure operated by the Company from time to time;
17.4.2in order to report an offence to a law enforcement agency or to co-operate with a criminal investigation or prosecution;
17.4.3for the purposes of reporting misconduct, or a serious breach of regulatory requirements to any body responsible for supervising or regulating the matters in question;
17.4.4for the purposes of reporting an allegation of discrimination or harassment at work in accordance with the Company’s policy or to the Equality and Human Rights Commission;
17.4.5authorised by the Board or required in the ordinary and proper course of the Executive’s employment or required by the order of a court of competent jurisdiction or by an appropriate regulatory authority;
17.4.6any information which the Executive can demonstrate was known to the Executive prior to the commencement of their employment by the Company or is in the public domain otherwise than as a result of a breach by the Executive of this clause or any other duties and obligations owed to the Company or any Group Company; or
17.4.7or as otherwise required by law.
17.5The provisions of this Clause 17 are without prejudice to the duties and obligations of the Executive which exist at common law or in equity.
17.6The provisions of this Clause 17 shall survive any termination of this Agreement and shall remain in force in relation to any item of Confidential Information for so long as it is still properly regarded by the Company and any Group Company as being confidential.

18.INTELLECTUAL PROPERTY RIGHTS
18.1The Executive acknowledges that all Employment IPRs and all materials embodying and recording them will automatically belong to the Company to the fullest extent permitted by law. If such Employment IPRs and all materials embodying and recording them do not automatically vest in the Company or a Relevant Group Company, the Executive hereby assigns (including by way of present assignment of future rights) to the Company all such rights with full title guarantee. To the extent that such an assignment is not permitted or is unenforceable by the operation of law the Executive holds them on trust for the Company or Relevant Group Company.
18.2The Executive acknowledges that, because of the nature of their duties and the particular responsibilities arising from the nature of those duties, they have, and shall have at all times while employed by the Company, a special obligation to further the Company’s interests.
18.3To the extent that legal title in any other Intellectual Property Rights do not vest in the Company or Relevant Group Company by virtue of Clause 18.1, the Executive hereby agrees immediately upon creation of such rights and inventions to offer to the Company or Relevant Group Company in writing a right of first refusal to acquire them on arm’s length terms to be agreed between the parties. If the parties cannot agree on such terms within 30 days of the Company or Relevant Group Company receiving the offer, the Company or Relevant Group Company will refer the dispute to an arbitrator who will be appointed by the President of Chartered Institute of Patent Attorneys. The arbitrator’s decisions will be final and binding on the parties and the costs of arbitration will be borne equally by the parties. The Executive agrees to keep such Intellectual Property Rights offered to the Company or any Relevant Group Company under this Clause 18.3 confidential until such time as the Company or Relevant Group Company has agreed in writing that the Executive may offer them for sale to a third party.
18.4The Executive agrees:
18.4.1to give the Company full written details of all Employment IPRs which relate to or are capable of being used in the business of the Company or any Group Company promptly on their creation;
18.4.2at the Company’s request or that of any Group Company and in any event on the termination of their employment to give to the Company or any Relevant Group Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;
18.4.3not to attempt to register any Employment IPRs unless requested to do so by the Company or any Relevant Group Company; and
18.4.4to keep confidential all Employment IPRs unless the Company or any Relevant Group Company has consented in writing to its disclosure by the Executive.
18.5The Executive waives all their present and future moral rights which arise under the Copyright Designs and Patents Act 1988 and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs and agrees not to support, maintain nor permit any claim for infringement of moral rights in such copyright works.
18.6The Executive acknowledges that, except as provided by law, no further remuneration or compensation other than that provided for in this Agreement is or may become due to the Executive in respect of their compliance with this clause. This clause is without prejudice to the Executive’s rights under the Patents Act 1977.
18.7The Executive undertakes to execute all documents and do all acts both during and after their employment by the Company or any Group Company as may in the opinion of the Company be necessary or desirable to vest the Employment IPRs in the Company or any Relevant Group Company, to register them in the name of the Company or any Relevant Group Company where appropriate throughout the world and for the full term of those rights and to protect and maintain the Employment IPRs. Such documents may, at the Company’s request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. The Company agrees to reimburse or procure the reimbursement of the Executive’s reasonable expenses of complying with this Clause 18.7.
18.8The Executive agrees to give all necessary assistance to the Company or any Group Company at the Company’s or any Relevant Group Company’s reasonable expense to enable it/them to enforce its/their Intellectual Property Rights against third parties and to defend claims for infringement of third party Intellectual Property Rights.
18.9The Executive irrevocably appoints the Company to be their attorney in their name and on their behalf to execute documents, use their name and do all things which are necessary or desirable for the Company to obtain for itself or its nominee the full benefit of this clause. A certificate in writing, signed by any director or the secretary of the Company, that any instrument or act falls within the authority conferred by this Agreement shall be conclusive evidence that such is the case so far as any third party is concerned.
19.RETURN OF COMPANY PROPERTY
19.1On request by the Company and in any event on termination of their employment or on commencement of any period of exclusion pursuant to Clause 20.2 the Executive will:
19.1.1deliver up immediately to the Company all property (including but not limited to documents and software, credit cards, mobile telephone, computer equipment, all computer disks, memory cards, social media or website passwords, keys and security passes and any Confidential Information) belonging to it or any Group Company or being relevant or connected to the Duties which is or are in the Executive’s possession or under their control, at the Company’s discretion being required to provide evidence of having done so. Documents and software include (but are not limited to) correspondence, diaries, address books, databases, files, reports, minutes, plans, records, documentation or any other medium for storing information. The Executive’s obligations under this clause include the return of all copies, drafts, reproductions, notes, extracts or summaries (however stored or made) of all documents and software, and any data stored on external sites such as contacts on social media;
19.1.2provide access (including passwords) to any computer (or other equipment or software) in his possession or under his control which contains information relating to the Company or any Group Company. The Executive also agrees that the Company is entitled to inspect, copy and/or remove any such information from any such computer, equipment or software owned by the Executive or under his control and the Executive agrees to allow the Company reasonable access to the same for these purposes;
19.1.3provide a signed statement confirming their compliance with this Clause 19;
19.1.4transfer without payment to the Company or as it may direct any shares or other securities held by them in the Company or any Group Company as trustee and deliver to the Company the related certificates, and the Executive hereby irrevocably authorises the Company to appoint a person or persons to execute all necessary transfer forms and other documentation on their behalf in connection with the above.
19.2The obligations set out in Clause 19.1 shall not be affected by the fact that any document or software covered by this clause may include information or data personal to the Executive or may be held on mobile devices belonging personally to the Executive where such devices are used to any extent in respect of the Executive’s work. In such circumstances it shall be the responsibility of the Executive when returning such property to bring such issues to the attention of the Company which shall then make arrangements for the proper and lawful disposal of such information or data.

20.TERMINATION AND GARDEN LEAVE
20.1Without prejudice to any other rights the Company or any Group Company may have, the Company may terminate the Executive’s employment immediately by summary notice in writing without notice and with no liability to make further payment to the Executive or may accept any breach of this Agreement by the Executive as having brought this Agreement to an end (notwithstanding that the Company may have allowed any time to elapse or on a former occasion may have waived its rights under this clause) if the Executive:
20.1.1commits, repeats or continues any breach of this Agreement or their obligations under it including any material or persistent breach of their fiduciary duties or any provision of the Companies Act 2006 or similar legislation or any regulation made thereunder;
20.1.2in the performance of the Duties or otherwise commits any act of gross misconduct or serious/gross incompetence or negligence or seriously or persistently breaches the Company’s policies and procedures;
20.1.3acts in a manner which prejudices or is likely in the opinion of the Board to prejudice the interests or reputation of the Executive, the Company or any Group Company;
20.1.4has committed, is charged with or is convicted of any criminal offence other than an offence which does not in the reasonable opinion of the Board affect their position under this Agreement;
20.1.5is declared bankrupt or enters into or makes any arrangement or composition with or for the benefit of their creditors generally or has a County Court administration order made against them under the County Court Act 1984;
20.1.6is prohibited by law from being a director of a company or ceases to be a director of the Company or any Group Company without the prior consent or agreement of the Board;
20.1.7is removed as a director of the Company or any Group Company;
20.1.8commits any act of fraud, dishonesty, corrupt practice, a breach of his obligations under Clause 3.1.11 or a breach of the Bribery Act 2010 relating to the Company or any Group Company, any of its or their employees, customers, suppliers or otherwise; or
20.1.9is convicted of an offence under any statutory enactment or regulation relating to bribery or insider dealing;
20.1.10is guilty of any deliberate abuse or misuse of the personal data of any employee, worker, consultant or actual or prospective customer, client or supplier of the Company or any Group Company;
20.1.11commits any serious or material breach of any regulatory rules applicable to his employment with the Company;
20.1.12commits any serious breach of the requirements, rules or regulations as amended from time to time of any regulatory authority relevant to the Company or any Group Company and any code of practice issued by the Company relating to dealing in the securities of the Company or any Group Company;
20.1.13is in breach of any of the warranties set out at Clause 26.5 of this Agreement, regardless of whether criminal or other sanctions are imposed where relevant; or

20.1.14becomes incapacitated from performing all or any of the Duties by illness or injury (physical or mental) for a period exceeding (in total) 26 weeks (or such longer period as the Company may agree) in any rolling period of 12 months whether or not the Executive’s entitlement to Company sick pay under Clause 14.2 has been exhausted and whether or not the Executive has any actual or anticipated benefit of permanent health insurance referred to in Clause 10.1.3 or otherwise and provided such termination would not prejudice or limit the Executive’s rights or prospective rights under any permanent health insurance scheme referred to in Clause 10.1.3.
20.2Without prejudice to Clause 21.1, after notice of termination has been given by either party pursuant to Clause 2.6.2, or if the Executive seeks to or indicates an intention to resign as a director of the Company or any Group Company or terminate their employment without notice, provided that the Executive continues to be paid and enjoys their contractual benefits until their employment terminates in accordance with the terms of this Agreement, the Board may in its absolute discretion without breaching the terms of this Agreement or giving rise to any claim against the Company or any Group Company for all or part of the notice period required under Clause 2.6.2:
20.2.1exclude the Executive from the premises of the Company and/or any Group Company;
20.2.2return to the Company all documents, laptop computers, Blackberry devices, mobile telephones, iPhones or similar devices and other property (including summaries, extracts or copies) belonging to the Company or any Group Company or to its or their clients or customers;
20.2.3require the Executive to carry out exceptional duties or special projects outside the scope of your normal duties or to carry out no duties;
20.2.4announce to employees, suppliers and customers that the Executive has been given notice of termination or has indicated an intention to resign (as the case may be);
20.2.5instruct the Executive not to directly or indirectly communicate with suppliers, customers, distributors officers, employees, shareholders, agents or representatives of the Company or any Group Company;
20.2.6cease to give the Executive access to its computer systems or social media.
20.3For the avoidance of doubt, the Executive’s duties and obligations under Clauses 3, 15, 16, 17 and 18 and those to be implied into this Agreement at common law continue to apply during any period of exclusion pursuant to this clause.
20.4During any period of exclusion pursuant to Clause 20.2 the Executive will not be entitled to accrue or receive any bonus or holiday other than their entitlement under the WTR referred to in Clause 13. Any untaken holiday entitlement accrued or likely to accrue up to the Termination Date should be taken during the period of exclusion. The Executive agrees to notify the Company of any day or days during the exclusion period when they will be unavailable due to holiday and will endeavour to agree convenient holiday dates in advance with the Board.
20.5Before and after termination of the Executive’s employment, the Executive will provide the Company and/or any Group Company or its or their agents with any assistance it or they may request in connection with any proceedings or possible proceedings, including any internal investigation or administrative, regulatory or judicial investigation, inquiry or proceedings, in which the Company and/or Group Company is or may be involved. The Company will reimburse the Executive their reasonable expenses incurred in fulfilling their obligations under this clause. However, the Executive shall not be entitled to any other payment or remuneration in consideration of their assistance.
20.6Immediately following termination of their employment, the Executive shall delete all Connections and, having done so, amend their profiles on any social media accounts to show that they are no longer employed by the Company, providing appropriate proof of having done so to the Company.
21.PAYMENT IN LIEU OF NOTICE
21.1Without prejudice to Clauses 21.5, 20.1 and 20.2, at its absolute discretion the Company may terminate this Agreement and the Executive’s employment with immediate effect at any time by giving the Executive written notice and paying them basic salary at the rate applicable at the Termination Date (less PAYE deductions) in lieu of the notice period referred to in Clause 2.6.2 or remainder of the notice period if at the Company’s request the Executive has worked (or been excluded pursuant to Clause 20.2) during part of the notice period.
21.2The Company reserves the right to pay any sums due under Clause 21.1 in equal monthly instalments during what would have been the unexpired portion of the Executive's contractual notice period. Notwithstanding that a termination of his employment in accordance with Clause 21.1 is not a breach of this Agreement, the Executive agrees that following such notification as is referred to in Clause 21.1 he will be under a duty to take reasonable steps, subject always to his obligations under Clause 16 above, to mitigate any consequential losses by seeking an alternative remunerative position, whether as employee, director, self-employed consultant or shareholder, and to notify the Company in writing as soon as any such position is accepted, of when it is due to commence and the financial terms applicable to it. If the Executive obtains an alternative position during this period any sums due to the Executive under Clause 21.1 will be reduced or extinguished accordingly.
21.3If the Company terminates the Executive's employment without the written notification referred to in Clause 21.1, then the Executive will have no contractual entitlement to the pay in lieu of notice referred to in that clause.
21.4For the avoidance of doubt, if the Company exercises its right under Clause 21.1:
21.4.1the Executive’s employment will terminate on the date specified in the notice given by the Company pursuant to Clause 21.1;
21.4.2any payment in lieu of salary pursuant to this clause will not include pay in respect of bonus, commission, holiday or other benefits which would otherwise have accrued or been payable during the period to which the payment in lieu of salary relates.
21.5The Executive shall not be entitled to any payment in lieu of notice pursuant to this clause or otherwise if the Company would be entitled to terminate their employment without notice (whether in accordance with Clause 20.1 or otherwise). In the event that any payment in lieu of notice is made in such circumstances, the Executive agrees that the Company may immediately require the same to be repaid as a debt.
22.DUTY TO NOTIFY OF NEW EMPLOYMENT
22.1In order to enable the Company to protect its legitimate interests and to enforce its rights under this Agreement, the Executive agrees that during their employment they will notify the Company in writing of the identity of any prospective employer or business from which they have received an offer to be employed, engaged, concerned or interested or to which they wish to provide technical, commercial or professional advice where, in the reasonable belief of the Executive, becoming so employed, engaged, concerned or interested or providing such advice would be likely to breach the provisions of Clause 16, prior to accepting such employment and of the date on which the Executive proposes to start their employment, engagement, concern, interest or the provision of advice. The Company will determine whether such proposed activity is in breach of this Agreement. The Executive will additionally provide the Company with all information it reasonably requests to make this determination. The Executive will not accept the offer of employment or engagement until having been advised by the Company of its determination which the Company agrees to do within a reasonable time, which will usually be 28 business days.

22.2If the Executive applies for or is offered a new employment, appointment or engagement, before entering into any related contract the Executive will bring the terms of this clause and Clauses 2, 16, 18 and 20.2 to the attention of a third party proposing their direct or indirect employment, appointment or engagement.
22.3The Company shall be entitled to disclose the terms of this Agreement and Executive’s Confidential information Protection Agreement to any third party with or by whom the Executive is employed, engaged or otherwise interested or connected (as is appropriate) in order to protect the interests of the Company and/or any Group Company.
23.RESIGNATION AS DIRECTOR
23.1The Executive will on termination of their employment for any reason, or on commencement of any period of exclusion pursuant to Clause 20.2 at the request of the Board, give notice resigning immediately without claim for compensation (but without prejudice to any claim they may have for damages for breach of this Agreement):
23.1.1as a director of the Company and of any Group Company; and
23.1.2all trusteeships held by the Executive of any pension scheme or other trusts established by the Company or any Group Company or any other company with which the Executive has had dealings as a consequence of their employment with the Company.
23.2If notice pursuant to Clause 23.1 is not received by the relevant company within forty eight hours of the Termination Date or a request by the Board, the Company (or such Group Company as may be applicable) is irrevocably authorised to appoint a person to execute any documents and to do everything necessary to effect such resignation or resignations on the Executive’s behalf.
23.3Except with the prior written agreement of the Board, the Executive will not during their employment under this Agreement resign their office as a director of the Company or any Group Company.
23.4The Executive’s appointment as a director of the Company or any Group Company will be subject to the Articles of Association from time to time of the Company or Group Company.
24.RIGHTS FOLLOWING TERMINATION
The termination of the Executive’s employment under this Agreement will not affect any of the provisions of this Agreement which expressly operate or lawfully have effect after termination and will not prejudice any right of action already accrued to either party in respect of any breach of any terms of this Agreement by the other party (except in the case of termination by the Company pursuant to Clause 21.1 in which case Clause 21.1 will prevail in favour of the Company and the Group).
25.DISCIPLINARY AND GRIEVANCE PROCEDURES
The Company’s disciplinary and grievance procedures are available from the Human Resources Department. The spirit and principles of these procedures apply to the Executive suitably adapted to reflect their seniority and status but these procedures are not incorporated by reference in this Agreement and therefore do not form any part of the Executive’s contract of employment.
26.ENTIRE AGREEMENT
26.1This Agreement constitutes the entire agreement between the parties and excluding the CIPA which continues in full force and effect, supersedes any prior agreement or arrangement in respect of the employment relationship between the Company, XPO Logistics, Inc, and the Executive (and, in the case of the Group, the Company acts as agent for any Group Company), which agreement(s) or arrangement(s) (including without limitation the terms of the assignment letter dated 25 January 2021 between XPO Logistics, Inc. and the Executive), shall be deemed to have been terminated by mutual consent from the Commencement Date and in respect of which agreement(s) or arrangement(s) the Executive warrants that they have received all benefits and remuneration due to them.
26.2Neither party has entered into this Agreement in reliance upon, or shall have any remedy in respect of, any misrepresentation, representation or statement (whether made by the other party or any other person) which is not expressly set out in this Agreement.
26.3The only remedies available for any misrepresentation or breach of any representation or statement which was made prior to entry into this Agreement and which is expressly set out in this Agreement will be for breach of contract.
26.4Nothing in this Clause 26 shall be interpreted or construed as limiting or excluding the liability of either party for fraud or fraudulent misrepresentation.
26.5The Executive acknowledges, warrants and undertakes that:
26.5.1by entering into this Agreement and fulfilling their obligations under it, they are not and will not be in breach of any obligation to any third party;
26.5.2they are not prevented by any agreement, arrangement, contract, understanding, court order or otherwise, from performing the Duties;
26.5.3they are entitled to work in the UK without any additional approvals and will notify the Company immediately if they cease to be so entitled during this Agreement or are prevented or restricted from holding office as director or fulfilling the duties of director;
26.5.4they will at all times comply fully with the Company’s policies concerning anti-corruption and the Bribery Act 2010; data protection; information security; bullying and harassment ; and use of Social Media and related procedures;
26.5.5in the event of any claim that they are in breach of any of the above warranties, they will indemnify the Company against any claims, costs, damages, liabilities or expenses which the Company may incur in respect of such claim; and
26.5.6they hold all necessary third party qualifications, permissions, authorisations and/or approvals to fulfil their obligations under this Agreement and shall notify the Company immediately if they cease to hold any such qualification, permission, authorisation or approval or become subject to any inquiry, investigation or proceedings that may lead to the loss of or restriction to such qualification, permission, authorisation or approval.
26.6This Agreement may be executed in any number of counterparts, each of which will constitute an original, but which will together constitute one agreement.
27.THIRD PARTY RIGHTS
Except as expressly provided in this Agreement, a person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.
28.DATA PROTECTION
28.1During the course of his employment, the Executive understands that the Company will need to hold, access or process his personal data. The Company will do so in accordance with its privacy notice a copy of which is accessible on the Company intranet. The Executive is required to sign and date the privacy notice and return it to the HR Manager.
28.2The Executive will familiarise himself with and at all times adhere to the Company’s Data Protection Policy. The Executive undertakes to take all reasonable steps to ensure that any Company information or personal data of any person which he accesses, holds or processes (including information regarding any Group Company) will not be available or disclosed to third parties and will be kept securely by him, particularly if such information is accessed by or accessible to him via a mobile device, such as a laptop, pda or mobile telephone. The Executive agrees and understands that a failure by him to meet the obligations of this clause may lead to disciplinary action up to and including dismissal in accordance with Clause 20.1.
28.3The Executive acknowledges furthermore undertakes to immediately notify the Company if he becomes aware of any unauthorised disclosures of any confidential information relating or belonging to the Company or any Group Company or of personal data or any other breaches of the Company’s Data Protection Policy
29.NOTICES
29.1Any notice or other form of communication given under or in connection with this Agreement will be in writing in the English language and be handed personally to the Executive or sent to the Company’s registered office or to the Executive’s last known place of residence in the UK (as applicable), the latter being satisfied where:
29.1.1Sent to that party’s address by pre-paid first class post, airmail post, or mail delivery service providing guaranteed next working day delivery and proof of delivery; or
29.1.2Delivered to or left at that party’s address (other than by one of the methods identified in Clause 29.1.1).
29.2Any notice or communication given in accordance with Clause 29.1.1 will be deemed to have been served 48 hours after posting but where it is given in accordance with Clause 29.1.2 it is given at the time the notice or communication is delivered to or left at that party’s address.
29.3To prove service of a notice or communication it will be sufficient to prove that the provisions of Clause 29.1 were complied with.
29.4For the avoidance of doubt, notice of directors’ meetings may be given in any manner permitted by the Company’s Articles of Association and if sent to the Executive by e-mail (to the Executive’s usual e-mail address), provided it is properly addressed, the notice shall be deemed received by the Executive immediately after it was sent.
30.MISCELLANEOUS
30.1This Agreement will be governed by and interpreted in accordance with the law of England and Wales.
30.2The courts of England and Wales have exclusive jurisdiction to determine any dispute arising out of or in connection with this Agreement.
30.3Any delay by the Company in exercising any of its rights under this Agreement will not constitute a waiver of such rights.
30.4There are no collective agreements which directly affect the Executive’s terms and conditions of employment.
THIS DOCUMENT is executed as a deed and delivered on the date stated at the beginning of this Deed.

THE SCHEDULE
Individual Terms
1.Notice Period – Clause 2.6.2
Notice from the Company to the Executive – not less than 12 calendar months’
Notice from the Executive to the Company – not less than 12 calendar months’
2.Salary – Clause 6.1
£310,000. per annum
3.Car Allowance – Clause 9.1
£10,400 per annum
4.Life Insurance – Clause 10.1.1
4 x salary.
5.Private Medical Insurance – Clause 10.1.2
The Executive and their spouse/partner and all dependent children in full time education under the age of 21.
6.Holiday – Clause 13.1
25 days per annum
7.Sick Pay – Clause 14.2
Where the Executive has less than 52 weeks’ continuous service on the first day of sickness absence – 13 weeks’ full pay
Where the Executive has more than 52 weeks’ continuous service on the first day of sickness absence – up to a maximum 26 weeks’ full pay

EXECUTED as a deed by	)
XPO SUPPLY CHAIN UK LIMITED	)
acting by	)
a director and its company secretary	)
or two directors	)
/s/ David Thomas
Director

EXECUTED as a deed by	)
XPO SUPPLY CHAIN UK LIMITED	)
acting by one director in the presence of:	)

Witness Name:

Witness signature:	/s/ Adam Parker

Name:	Adam Parker

Address:	XPO Logistics, XPO House, Lodge Way
Northampton, NN5 7SL

Occupation:	VP HR UK&I

SIGNED as a deed by	)
/s/ Karlis P. Kirsis...................................	)

in the presence of:

Witness signature:	/s/ Robert Frost

Name:	Robert Adam Frost

Address:	18 Fournier St
London E1 6QE

Occupation:	Business Owner